UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
October 24, 2011
Date of Report (Date of earliest event reported)

__________________________________________

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	62-1612879
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 North Point Center East, Suite 600 Alpharetta, Georgia	30022
(Address of principal executive offices)	(Zip code)

1-800-514-0186
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act. (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act. (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act. (17 CFR 240.13c-4(c))

Item 8.01    Other Events

On October 24, 2011, Schweitzer-Mauduit International Inc. (SWM) and delfortgroup jointly issued a press release announcing a world-wide commercial resolution of their intellectual property dispute over lower ignition propensity (LIP) cigarette paper with the celebration of a world-wide license agreement and settlement of all litigation and administrative proceedings pending between them.

The agreement is a non-exclusive patent license agreement regarding the world-wide production and sale of print banded lower ignition cigarette papers, or LIP, that would be encompassed by SWM's patent portfolio. The agreement is effective immediately and will continue concurrent with the life of SWM's licensed patents, which expire between 2014 and 2023.

As a result of entry into this license agreement, SWM and delfortgroup have agreed to voluntarily settle all current litigation and administrative matters pending between them in the United States and Europe concerning SWM's LIP patents. The license agreement provides for a guaranteed annual minimum royalty of $4 million for each of the first five calendar years commencing in 2011, and running royalties as well as an amount to settle any claims related to past sales.

The press release is attached hereto as Exhibit 99.1. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or the Exchange Act, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference to such filings.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release, dated October 24, 2011, of Schweitzer-Mauduit International, Inc. and delfortgroup, jointly announcing Lower Ignition Propensity Cigarette Paper World-wide License Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Schweitzer-Mauduit International, Inc.

By:/s/ Peter J. Thompson
Peter J. Thompson
Executive Vice President, Finance and
Strategic Planning

Dated: October 24, 2011

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
Current Report on Form 8-K
Dated October 24, 2011

INDEX TO EXHIBITS

Exhibit No.                    Description
_________    _____________________________________________________________________

99.1	Press Release, dated October 24, 2011, of Schweitzer-Mauduit International, Inc. and delfortgroup, jointly announcing Lower Ignition Propensity Cigarette Paper World-wide License Agreement.

Dated: October 24, 2011